   As filed with the Securities and Exchange Commission on December 5, 1997
                                                      Registration No. 333-37173



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------




                                AMENDMENT NO. 4

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------


                          NATIONAL HEALTH REALTY, INC.
             (Exact name of registrant as specified in its charter)


                 Maryland                             6798                               52-2059888
     (State or other jurisdiction of            (Primary Standard           (I.R.S. Employer Identification No.)
      incorporation or organization)        Industrial Classification
                                                  Code Number)

                           100 Vine Street, Suite 1400
                          Murfreesboro, Tennessee 37130
                                 (615) 890-2020
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                             Richard F. LaRoche, Jr.
                       Senior Vice President and Secretary
                          National Health Realty, Inc.
                           100 Vine Street, Suite 1400
                          Murfreesboro, Tennessee 37130
                                 (615) 890-2020

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                    Copy to:

                                Ernest E. Hyne II
                   Harwell Howard Hyne Gabbert & Manner, P.C.
                           1800 First American Center
                           Nashville, Tennessee 37238
                                 (615) 256-0500




      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and all other conditions to the Plan of Restructure have been satisfied.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [ ]

                            ------------------------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.             INDEMNIFICATION OF DIRECTORS AND OFFICERS

         1.        Statutory Provisions.

         Section 2-418 of the Maryland General Corporation Law provides as follows:

         (a) DEFINITIONS. In this section the following words have the meanings indicated.

             (1) "Director" means any person who is or was a director of a corporation and any person who, while a director of a corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan.

             (2) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger, consolidation, or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

             (3)   "Expenses" include attorney's fees.

             (4)   "Official capacity" means the following:

             (i) When used with respect to a director, the office of director in the corporation; and

             (ii) When used with respect to a person other than a director as contemplated in subsection (j), the elective or appointive office in the corporation held by the officer, or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation.

             (iii) "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, other enterprise, or employee benefit plan.

             (5) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

             (6) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative.


         (b) PERMITTED INDEMNIFICATION OF DIRECTOR.

             (1) A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity if the director:

             (i)   Acted in good faith;

             (ii)  Reasonably believed:

                   1. In the case of conduct in the director's official capacity with the corporation, that the conduct was in the best interests of the corporation; and

                   2. In all other cases, that the conduct was at least not opposed to the best interests of the corporation; and

             (iii) In the case of any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.

             (2) (i) Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.

             (ii) However, if the proceeding was one by or in the right of the corporation, indemnification may be made only against reasonable expenses and may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation.

             (3) The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent creates a rebuttable presumption that the director did not meet the requisite standard of conduct set forth in this subsection.

         (c) NO INDEMNIFICATION OF DIRECTOR LIABLE FOR IMPROPER PERSONAL BENEFIT. A director may not be indemnified under subsection (b) of this section in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.

         (d) REQUIRED INDEMNIFICATION AGAINST EXPENSES INCURRED IN SUCCESSFUL DEFENSE. -- Unless limited by the charter:

             (1) A director who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (b) of this section shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding.

             (2) A court of appropriate jurisdiction, upon application of a director and such notice as the court shall require, may order indemnification in the following circumstances:

             (i) If it determines a director is entitled to reimbursement under paragraph (1) of this subsection, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or

             (ii) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth in subsection (b) of this section or has been adjudged liable under the circumstances described in subsection (c) of this section, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the circumstances described in subsection (c) shall be limited to expenses.

             (3) A court of appropriate jurisdiction may be the same court in which the proceeding involving the director's liability took place.

         (e) DETERMINATION THAT INDEMNIFICATION IS PROPER.

             (1) Indemnification under subsection (b) of this section may not be made by the corporation unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in subsection (b) of this section.

             (2)  Such determination shall be made:

             (i) By the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate;

             (ii) By special legal counsel selected by the board of directors or a committee of the board by vote as set forth in subparagraph (i) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or

             (iii) By the stockholders.

             (3) Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in subparagraph (ii) of paragraph (2) of this subsection for selection of such counsel.

             (4) Shares held by directors who are parties to the proceeding may not be voted on the subject matter under this subsection.

         (f) PAYMENT OF EXPENSES IN ADVANCE OF FINAL DISPOSITION OF ACTION.

             (1) Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding, after a determination that the facts then known to those making the determination would not preclude indemnification under this section, upon receipt by the corporation of:

             (i) A written affirmation by the director of the director's good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized in this section has been met; and

             (ii) A written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

             (2) The undertaking required by subparagraph (ii) of paragraph (1) of this subsection shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.

             (3) Determinations and authorizations of payments under this subsection shall be in the manner specified in subsection (e) of this section.

         (g) VALIDITY OF INDEMNIFICATION PROVISION. A provision for the corporation to indemnify a director who is made a party to a proceeding, whether contained in the charter, the bylaws, a resolution of stockholders or directors, an agreement or otherwise, except as contemplated by subsection (k) of this section, is not valid unless consistent with this section or, to the extent that indemnity under this section is limited by the charter, consistent with the charter.

         (h) REIMBURSEMENT OF DIRECTOR'S EXPENSES INCURRED WHILE APPEARING AS 'WITNESS. This section does not limit the corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.

         (i) DIRECTOR'S SERVICE TO EMPLOYEE BENEFIT PLAN. For purposes of this section:

             (1) The corporation shall be deemed to have requested a director to serve an employee benefit plan where the performance of the director's duties to the corporation also imposes duties on, or otherwise involves services by, the director to the plan or participants or beneficiaries of the plan;

             (2) Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed fines; and

             (3) Action taken or omitted by the director with respect to an employee benefit plan in the performance of the director's duties for a purpose reasonably believed by the director to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

         (j) OFFICER, EMPLOYEE OR AGENT. Unless limited by the charter:

             (1) An officer of the corporation shall be indemnified as and to the extent provided in subsection (d) of this section for a director and shall be entitled, to the same extent as a director, to seek indemnification pursuant to the provisions of subsection (d);

             (2) A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under this section; and

             (3) A corporation, in addition, may indemnify and advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.

         (k) INSURANCE. A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against liability under the provisions of this section.

         (l) REPORT OF INDEMNIFICATION TO STOCKHOLDERS. Any indemnification of, or advance of expenses to, a director in accordance with this section, if arising out of a proceeding by or in the right of the corporation, shall be reported in writing to the stockholders with the notice of the next stockholders' meeting or prior to the meeting.

ITEM 21.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The following exhibits are filed as part of the Registration Statement. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.



EXHIBIT
   NO.                              DESCRIPTION
* 2.1    Plan of Restructure
* 2.2    Agreement of Merger
* 3.1    Articles of Incorporation of National Health Realty, Inc.
* 3.2    Bylaws of National Health Realty, Inc.
* 3.3    Limited Partnership Agreement of NHR/OP, L.P.
* 4      Indenture of Trust and Security Agreement dated as of December 1, 1990 by and among National Health Corporation Leveraged Employee Stock
         Ownership Trust, National Health Corporation, and National HealthCorp
         L.P. to State Street Bank and Trust Company of Connecticut, National
         Association, as Indenture Trustee and Barnett Banks Trust Company,
         National Association, as Florida Co-Indenture Trustee
* 5      Legal Opinion of McGuire, Woods, Battle and Boothe, counsel to the
         Registrant, as to the due formation of the REIT
* 8.1    Legal Opinion of Goodwin Procter & Hoar, counsel to the Registrant, as to qualification as a REIT
  8.2    Legal Opinion of Harwell Howard Hyne Gabbert & Manner, counsel to the
         Registrant, as to the tax effect to security holders
*10.1    Master Agreement of Lease effective as of January 1, 1998 by and among
         National Health Realty, Inc., NHR/OP, L.P. and National HealthCare
         Corporation.
*10.2    Advisory, Administrative Services and Facilities Agreement effective as of January 1, 1998 between National Health Realty, Inc., NHR/OP, L.P.
         and National HealthCare Corporation.
*10.3.2  Form of National Health Realty, Inc. 1997 Stock Option and Stock
         Appreciation Rights Plan
*10.4    Loan Agreement dated as of April 21, 1995 by and between National
         HealthCare L.P. and First American National Bank
*10.5    Credit Agreement dated as of December 31, 1996 by and among National
         HealthCare L.P., The Banks, and SunTrust Bank, Nashville, N.A., as
         Agent
*10.6    Reimbursement and Letter of Credit Agreement dated as of June 1, 1989 among West Plains Manor, National HealthCare L.P. and The Bank of
         Tokyo, Ltd. New York Agency
*10.7    Guaranty Agreement dated as of June 1, 1989 by and between National
         HealthCare L.P. and The Bank of Tokyo, Ltd., New York Agency
*21      Subsidiaries of the Registrant
*23.1    Consent of Arthur Andersen LLP, independent public accountants.
*23.2    Consent of Arthur Andersen LLP, independent public accountants.
*23.3    Consent of McGuire, Woods, Battle and Boothe (contained in Exhibit 5)
*23.4    Consent of Goodwin Procter & Hoar (contained in Exhibit 8.1)
 23.5    Consent of Harwell Howard Hyne Gabbert & Manner, P.C. (contained in
         Exhibit 8.2)
*24      Power of Attorney (included on the signature page hereto)


*   Previously filed.

    (b) The Schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

ITEM 22.     UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3; and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    4. If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statement and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

    5. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    6. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    7. That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    8. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    9. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    10. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became Effective.

    11. The undersigned registrant hereby undertakes to provide to the transfer agent as requested, certificates in such denominations and registered in such names as required by the transfer agent to permit the prompt delivery to stockholders.

                                   SIGNATURES




   Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 4 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Murfreesboro, State of Tennessee on the 5th day of December, 1997.



                                    NATIONAL HEALTH REALTY, INC.

                                    By: /s/ W. Andrew Adams
                                        -------------------------------------
                                        W. Andrew Adams
                                        President and Chief Executive Officer



       Signature                                         Title                                    Date
       ---------                                         -----                                    ----
/s/ W. Andrew Adams                          Chairman, Chief Executive                    December 5, 1997
------------------------------               Officer and Director (Chief
W. Andrew Adams                              Executive Officer)

/s/ Donald K. Daniel                         Vice President, Controller, (Chief           December 5, 1997
------------------------------               Financial Officer and Chief
Donald K. Daniel                             Accounting Officer)

              *                              Director                                     December 5, 1997
------------------------------
J. K. Twilla

              *                              Director                                     December 5, 1997
------------------------------
Olin O. Williams

              *                              Director                                     December 5, 1997
------------------------------
Robert G. Adams

              *
------------------------------               Director                                     December 5, 1997
Ernest G. Burgess




/s/ Richard F. LaRoche, Jr.
-----------------------------------------------
*  By Richard F. LaRoche, Jr., attorney-in-fact